UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): December 23, 2002

Banyan Corporation
(Exact name of registrant as specified in its chapter)

OREGON	000-26065	84-1346327
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 500,1925 Century Park East, Los Angeles, California 90067
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(address of principal executive offices)(Zip Code)

Registrant's telephone number, with area code: (800) 808-0899

ITEM 1.       Changes in Control of Registrant

Not Applicable

ITEM 2.       Acquisition or Disposition of Assets

Not Applicable.

ITEM 3.       Bankruptcy or Receivership

Not Applicable

ITEM 4.       Changes in Registrant’s Certifying Accountant

Not Applicable

ITEM 5.	Other Events and Regulation FD Disclosure

On December 23rd, 2002 the Registrant publicly disseminated a press release announcing that it has entered into an agreement in principle with World-renowned Chiropractic Coach Dr. CJ Mertz that could lead to a significant equity position for Dr. Mertz in the Registrants wholly owned subsidiary, Chiropractic USA, Inc. Chiropractic USA, Inc. will incorporate Dr. Mertz’s Team WLP practice management program into its franchised operations, and Dr. Mertz will have a significant role in positioning the Chiropractic USA, Inc. franchise program for maximum growth potential as well as strategic planning and execution. The formal agreement between the Registrant and Dr. Mertz is currently being drawn up and is anticipated to take effect as soon as practicable.

The information contained in the Press Release is incorporated herein by reference and filed as exhibit 99.1 hereto.

ITEM 6.	Resignations of Registrant's Directors

Not applicable.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of business acquired

Not Applicable

(b)	Pro forma financial informatio

Not Applicable

(c)	Exhibits

The following Exhibits are filed as a part of this disclosure statement:

99.1 The Registrant’s Press Release dated December 23rd, 2002

.
ITEM 8.	CHANGES IN FISCAL YEAR.

Not Applicable

ITEM 9.	REGULATION FD DISCLOSURE.

Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANYAN CORPORATION
(Registrant)

Date:	December 23rd, 2002	/s/ Michael J. Gelmon
Michael J. Gelmon
Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit		Sequential
Number	Description	Page Number

99.1	The Registrant’s Press Release dated December 23rd, 2002

Exhibit 99.1

See attached

BANYAN ANNOUNCES SUBSIDIARY
CHIROPRACTIC USA, INC. AND WORLD RENOWNED CHIROPRACTIC COACH CJ MERTZ ENTER JOINT VENTURE AGREEMENT

Los Angeles, California December 23rd, 2002 - Banyan Corporation (OTC BB: “BANY”) is pleased to announce that it has reached an Agreement in Principle with world renowned Chiropractic Coach Dr. CJ Mertz to collectively proceed with the development of Chiropractic USA’s national franchise program.

Banyan Corporation created Chiropractic USA, Inc. (“Chiropractic USA”) in 2001 to establish a national franchise brand in Chiropractic. Banyan’s President, Cory Gelmon, and CEO, Michael Gelmon, are franchise lawyers who created Domino’s Pizza of Canada Ltd. and built the Domino’s system in Canada to 200 stores before selling out. In Chiropractic USA they have used their knowledge, expertise and experience to create an organization that will allow for the franchising of Chiropractic, a market segment that has previously not been consolidated in any meaningful way. Chiropractic USA embarked on its plan in July, 2002 by acquiring a chain of Chiropractic Clinics in Louisiana to serve as the Chiropractic USA flagship, and is now proceeding with it franchising program.

Dr. Mertz had a large volume practice in California before starting Waiting List Practice seminars in 1986. Through an outpouring of peer requests nationwide, Dr. Mertz became “Coach CJ” and founded The Waiting List Practice Chiropractic Training Organization (www.teamwlp.com). Since 1984, Coach CJ has traveled almost three million miles teaching more than six hundred seminars. He has trained with nearly seven thousand chiropractors and has visited over one thousand private practices. Team WLP has successfully built more practices seeing greater than four hundred patient visits per week profitably, than any other coaching program in history. Dr. Mertz has received numerous awards from the chiropractic profession including Chiropractor of the Year, Entrepreneur of the Year, and a Humanitarian Award. Currently Coach CJ is one of the most sought after speakers in the world. He has been the lead speaker for Parker Seminars; New Beginnings; Quest Seminars; Canadian Masters; Chiropractic Biophysics; Australian Dynamic Growth and nearly every major Chiropractic College. Coach CJ has revolutionized chiropractic training with the creation of the ProSkillsTM Coaching Program. Since developing these practice tools, troubleshooting for over 6000 chiropractors has become a science for Coach CJ.

The Agreement in Principle sees Dr. Mertz becoming an immediate shareholder in Chiropractic USA and allows for a significant equity position to be earned over time. Chiropractic USA will utilize Team WLP in its system to encourage maximum potential for its franchisees. Additionally, Dr. Mertz will have a significant role in positioning the franchise for maximum growth potential as well as strategic planning and execution.

Banyan President Cory Gelmon stated: “We are extremely pleased that Dr. Mertz has recognized the value we are creating not only for our franchisees, but for Chiropractic as a whole. The fact that he wants to participate in such a huge way in our growth and expansion is a great testament to our company. Likewise, we recognize the intrinsic value Dr. Mertz brings to Chiropractic USA, and are convinced that our franchising program will be greatly enhanced and proceed at an accelerated pace due to his participation.”

Dr. Mertz commented: “It is a true honor to be chosen as the national spokesperson and practice coach for Chiropractic USA. This alliance has historic implications for the profession. I believe the two groups who benefit right away are the new college graduates and those chiropractors with good hands and good hearts who are having a difficult time in practice. Chiropractic USA is a godsend for several hundred chiropractors in the field. This will put principled chiropractic on the map forever.”

Banyan CEO, Michael Gelmon concluded: “Our Management Team brings a certain skill set to the company, and Dr. Mertz and his coaching organization introduce highly complimentary skills, strategies and solutions to the mix. Our expertise is in areas such as franchising, real estate, finance and law, while Dr. Mertz’s wealth of experience in practice management makes for a great marriage. You could say we are the Dell Computer, and he is the “Intel inside.”

The formal agreement between Banyan Corporation and Dr. Mertz is currently being drawn up and is anticipated to take effect as soon as practicable.

Banyan Corporation is a publicly traded holding company focused on investing in and building a network of operating subsidiaries engaged in various innovative businesses. Currently the company’s wholly owned subsidiary, Chiropractic USA, Inc., is focusing on the development of branded Chiropractic clinics throughout North America by way of acquisitions of existing clinics as well as franchising Chiropractic clinics under its marks and uniform operating systems and practcses.